Exhibit (e)(23)

FOURTH AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

between

DIRECTED SERVICES LLC

and

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

ING PARTNERS, INC.

This Fourth Amendment, effective as of August 1, 2008, amends the Investment Sub-Advisory Agreement (the “Agreement”) dated the 12th day of March 2002, as amended, between Directed Services LLC, a Delaware limited liability company (the “Adviser”) and Pacific Investment Management Company LLC, a Delaware limited liability company
(the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of August 1, 2008.

NOW, THEREFORE, the parties agree as follows:

1.           Section No. 3 will be deleted and replaced in its entirety with the paragraph below:

For the services provided to each Series, the Adviser will pay the Sub-Adviser an annual fee equal to the amount specified for such Series in Appendix A hereto, payable monthly in arrears.  The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties.  In accordance with the provisions of the Advisory Agreement, the Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Adviser.

2.           Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.           In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

DIRECTED SERVICES LLC

By:        /s/ Todd Modic
Todd Modic
Senior Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:        /s/ Brent L. Holden

Name:   Brent L. Holden

Title:      Managing Director